[Form of Offer Letter for Executive Officers]

[DATE]

[NAME]
[ADDRESS]
[ADDRESS]
[EMAIL ADDRESS]

Dear [NAME],

Congratulations! On behalf of Symbotic, we are excited to offer you the position of [JOB TITLE] based out of our [LOCATION] office. This position will report to [MANAGER]. Your anticipated start date will be [DATE], or a date as may be mutually agreed by you and [MANAGER].

We feel your background and experience will be a beneficial addition to our team. The terms of your employment are as set forth below.

Compensation

You will receive an initial annual base salary of $[AMOUNT], subject to appropriate withholdings and deductions, paid in accordance with Symbotic's payroll schedule, which is currently bi-weekly payments paid one week in arrears.

Incentive Plan

You will be eligible to participate in Symbotic's Short Term Incentive Plan with a target opportunity equal to [AMOUNT]% of your base salary. Under the provisions of this plan, you are eligible for a discretionary bonus that is aligned with both individual and company goals. [Include if applicable] [Incentive pay for fiscal year [CURRENT FISCAL YEAR] will be pro-rated from your start date.] Incentive pay is discretionary, and all employees must be employed in good standing with Symbotic at the time of the incentive payment in order to be eligible.

[Include if applicable][**Sign On Bonus**

In appreciation of your decision to join us, you will receive a sign-on bonus of $[AMOUNT], subject to appropriate withholdings and deductions, which will be paid [PERIOD] after your start date, subject to your continued employment through the payment date. The bonus is not earned unless and until you remain actively employed for a period of [PERIOD] following payment of the bonus, and the full gross amount of the sign-on bonus paid to you shall be repayable to Symbotic if, prior to the completion of [PERIOD] of employment with Symbotic, you voluntarily resign without Good Reason (defined below) or are terminated for Cause (defined below).]

Equity Awards

[Include PSU/LT RSU Award provisions if applicable]The Compensation Committee of Symbotic Inc's Board of Directors has approved the following equity-based awards ("Equity Awards") in the form of restricted stock units ("RSUs")] and performance stock units ("PSUs")], which will be granted to you on or about [GRANT DATE] (the "Grant Date"), provided that you have commenced employment with Symbotic and remain employed as of such date.

The aggregate number of RSUs [and PSUs] that will be granted to you will be determined by dividing $[AMOUNT] by the average closing price per share of Symbotic's Class A common stock during the 20 trading days immediately prior to, but not including, the Grant Date. [Two-thirds of] [T/t]he Equity Awards will be in the form of RSUs (the "RSU Award"). The RSU Award will vest over [three years, with the first one-third vesting on the one-year anniversary of the Grant Date, and the remaining portion vesting in eight equal quarterly installments thereafter, subject to your continued employment with Symbotic through the applicable vesting date]. [The remaining one-third of the Equity Awards will be in the form of [PSUs (the "PSU Award")][long-term RSUs (the "LT RSU Award")]. [The PSU Award will be subject to performance metrics and targets established for the annual PSU awards granted to Symbotic's executive officers for fiscal year [FISCAL YEAR] and will vest, subject to your continued employment with Symbotic, on the third anniversary of the Grant Date to the extent that the performance vesting conditions of the PSU Award are achieved.] [The LT RSU Award will vest in full on the third anniversary of the Grant Date, subject to your continued employment with Symbotic through the vesting date.] Additional details on vesting [and performance metrics] of your Equity Awards are described in the award agreements for each of the Equity Awards, which you will receive shortly after the Grant Date.

The terms of the RSU Award [and [PSU][LT RSU] Award] will be set forth in award agreements that will be provided to you in connection with the grant of the Equity Awards. In the event of any inconsistency between such award agreements and this offer letter, the terms of the award agreements will control.

You will also be eligible to participate in Symbotic's annual equity award program adopted by the Compensation Committee of Symbotic Inc.'s Board of Directors. Your first eligibility for an annual equity award under this program will occur with respect to annual awards granted in fiscal year [FISCAL YEAR]. All awards are subject to approval by the Compensation Committee and are expected to take place annually in the first half of the fiscal year. Award values may vary from year to year, are subject to change without notice and are generally contingent upon such criteria as individual performance, scope of responsibility and company financial performance. The vesting of the awards will be as approved by the Compensation Committee for Symbotic's annual equity award program.

Awards may be subject to your execution of a restrictive covenant agreement, including provisions on non-competition, non-solicitation of employees and customers and confidentiality**.**

[Include if applicable] [**Separation Allowance**

If you are involuntarily separated from Symbotic at any time for any reason other than "Cause," or if you voluntarily separate from Symbotic for "Good Reason" (together, with a termination other than Cause, an "Involuntary Termination"), you will receive (the "Separation Allowance"): (a) medical benefits continuation for a period ending upon the earlier of (i) [AMOUNT] months from the date of such termination and the (ii) the date upon which you become eligible to receive health insurance benefits from a subsequent employer or otherwise (either through full premium reimbursement under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), subject to your timely COBRA election, or through the continuation of benefits as if your employment continued, at Symbotic's discretion); and (b) [AMOUNT] months of severance at your then-current annual base salary, less applicable taxes and withholdings, paid for a period of [PERIOD] months following termination in accordance with Symbotic's normal payroll schedule, less applicable taxes and withholdings.

The Separation Allowance is contingent on the execution of a general release, confidentiality, non-disparagement, and non-competition agreement satisfactory to Symbotic within 21 days after your termination date (or such later period determined by Symbotic in order to comply with applicable law), and non-revocation of that agreement; provided, that if the consideration period of such an agreement spans two calendar years, the Separation Allowance will in any event begin to be paid in the later year. The cash portion of your Severance Allowance will begin to be payable within two payroll periods after the general release, confidentiality, non-disparagement, and non-competition agreement is fully executed and effective, with the first payment containing any amounts that otherwise would have been paid to you following termination. Further, you acknowledge and agree that the Separation Allowance is in lieu of any payments or benefits under any current or future severance plan of Symbotic, and you therefore waive and agree not to make any claims for such payments or benefits; provided that you will retain the right to any change in control treatment set forth in the terms of any equity grants that is more favorable to you than the terms set forth in this offer letter.

"Cause" means: (a) the failure (other than failure resulting from your incapacity due to physical or mental illness) to satisfactorily perform any material duties to Symbotic (including, without limitation, breach of any of Symbotic's policies) which failure remains uncured or continues after thirty business days' written notice from Symbotic's Chief Executive Officer or Board of Directors (or a committee thereof) (or five business days if the breach results from failure to satisfactorily carry out a lawful order or directive of the Chief Executive Officer or Board of Directors of Symbotic), provided that no such notice will be required if such breach is not capable of cure, as reasonably determined by the Board of Directors; (b) a conviction (including any pleas of guilty or nolo contendere) of any felony or crime of moral turpitude; (c) gross misconduct or a conviction (including any pleas of guilty or nolo contendere) of other crime, in either cases that Symbotic reasonably determines either (x) adversely impacts your ability to continue performing services to Symbotic or (y) may adversely impact Symbotic's business (either financially or reputationally); (d) acts of theft, embezzlement, fraud, dishonesty, misrepresentation or falsification of documents or records involving Symbotic; (e) violation of any law or administrative regulation related to Symbotic's business or disqualification or bar by any governmental agency from serving in your role to Symbotic; or (f) use of Symbotic's equipment, facilities or premises to conduct unlawful or unauthorized activities or transactions.

"Good Reason" means any of the following actions taken or occur without your consent: (a) a material reduction in your annual base salary or target annual bonus opportunity (expressed as a percentage of annual base salary), in either case other than a reduction that is applied broadly to other senior executives of Symbotic; (b) a material reduction in the scope of your duties and responsibilities, including any adverse change in your title or a requirement that you report directly to anyone other than the Chief Executive Officer of Symbotic (for the sake of clarity, a reduction in the size of Symbotic overall would not constitute a reduction in the scope of your duties); or (c) a Change of Control. In order for a termination to constitute a separation for Good Reason, (i) you must notify Symbotic's Chief Executive Officer of the circumstances claimed to constitute Good Reason in writing no later than the 60th day after they have arisen or occurred, (ii) Symbotic must not have cured such circumstances within 30 days of receipt of such notice, and (iii) you terminate employment within 120 days of the date on which the circumstances claimed to constitute Good Reason first arose or occurred.

"Change of Control" has the meaning set forth in the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC, as may be amended or otherwise modified from time to time in accordance with the terms thereof.]

[Include if applicable] [**Relocation**

We are offering you relocation services as a part of your offer which will be covered under the Symbotic relocation program. In order to receive these services, the relocation process must be completed within [PERIOD] of your start date.]

Vacation and Paid Time Off

Symbotic follows a flexible time off policy that offers our employees a better work/life balance and your time off is managed between you and your leader.

Benefits

Symbotic offers a competitive employee benefits package, understanding that benefits are a significant aspect of one's overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death insurance will also begin on this date.

You will be eligible to contribute to Symbotic's 401(k) plan upon your first day of employment. You will be automatically enrolled into the plan after 30 days of employment at 5% if no action is taken. The company currently provides a 100% company match on contributions of 1-3% of your salary and a 50% company match on contributions of 4-5% of your salary starting after six months of employment.

Other benefits include Tuition Reimbursement, and Health Care and Dependent Care Spending Account. In addition to the benefits available under the Tuition Reimbursement program, you will be eligible for additional tuition reimbursement beyond the caps of the existing program, as long as the course load is determined in coordination with management.

These plans may be amended or terminated from time to time at the Company's sole discretion.

Other Terms

This offer is contingent upon your (i) execution of our employee Invention, Non-Disclosure and Non-Solicitation Agreement and our employee Non-Competition Agreement, both which you will find attached, (ii) successful completion of a background check and reference check and (iii) completion of a Form I-9 with required documentation within three days of your start date.

The validity, interpretation, construction and performance of this offer letter will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles. No provisions of this offer letter may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by you and by a duly authorized officer of Symbotic, and such waiver is set forth in writing and signed by the party to be charged.

[Include if applicable] [This offer letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (together with the applicable regulations thereunder, "Section 409A") and will be interpreted in accordance with such intent. For purposes of Section 409A, each payment made under this offer letter will be treated as a separate payment. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to "specified employees" (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. All reimbursements provided under this offer letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.]

Sincerely,

Miriam Ort
Chief Human Resources & Growth Officer
Symbotic LLC

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below.

________________________________ ___________________________________

NAME **DATE**

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbotic is at-will and is subject to standard employment policies and practices which Symbotic reserves the right to amend at any time with or without notice. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked.

cc: Personnel File